Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED APRIL 18, 2014 TO PROSPECTUS DATED MAY 1, 2013

MARCH 2014 PERFORMANCE UPDATE

	March 2014	Year to Date	Total NAV 03/31/2014	NAV per Unit 03/31/2014
Series A-1	-5.41%	5.07%	$5,660,173	$1,138.34
Series A-2	-5.25%	5.59%	$2,268,938	$1,293.92
Series B-1	-6.04%	4.95%	$1,292,860	$958.39
Series B-2	-5.88%	5.48%	$2,833,176	$1,050.48

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

MARCH 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2014)

STATEMENT OF INCOME

MARCH 2014
Investment income, interest	$39

Expenses
Management fee	10,657
Ongoing offering expenses	-
Operating expenses	3,552
Selling commissions	9,473
Other expenses	270
Incentive fee	-
Brokerage commissions	13,598
Total expenses	37,551

Net investment loss	(37,511)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	90,542
Net change in unrealized depreciation on futures and forward contracts	(376,959)

Net loss on investments	(286,417)

Net decrease in net assets from operations	$(323,928)

STATEMENT OF CHANGES IN NET ASSET VALUE
MARCH 2014
Net assets, beginning of period	$6,328,263

Net decrease in net assets from operations	(323,928)

Capital share transactions
Issuance of shares	10,000
Redemption of shares	(354,163)

Net decrease in net assets from capital share transactions	(344,163)

Net decrease in net assets	(668,091)

Net assets, end of period	$5,660,173
NAV Per Unit, end of period	$1,138.34

SUPERFUND GOLD, L.P. – SERIES A-2

MARCH 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2014)

STATEMENT OF INCOME
MARCH 2014
Investment income, interest	$16

Expenses
Management fee	4,265
Ongoing offering expenses	-
Operating expenses	1,422
Other expenses	108
Incentive fee	-
Brokerage commissions	5,442
Total expenses	11,236

Net investment loss	(11,221)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	36,234
Net change in unrealized depreciation on futures and forward contracts	(150,855)

Net loss on investments	(114,621)

Net decrease in net assets from operations	$(125,842)

STATEMENT OF CHANGES IN NET ASSET VALUE
MARCH 2014
Net assets, beginning of period	$2,168,953

Net decrease in net assets from operations	(125,842)

Capital share transactions
Issuance of shares	225,827
Redemption of shares	-

Net increase in net assets from capital share transactions	225,827

Net increase in net assets	99,986

Net assets, end of period	$2,268,938
NAV Per Unit, end of period	$1,293.92

SUPERFUND GOLD, L.P. – SERIES B-1

MARCH 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2014)

STATEMENT OF INCOME
MARCH 2014
Investment income, interest	$15

Expenses
Management fee	2,434
Ongoing offering expenses	-
Operating expenses	811
Selling commissions	2,164
Other expenses	216
Incentive fee	-
Brokerage commissions	4,711
Total expenses	10,337

Net investment loss	(10,322)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	25,142
Net change in unrealized depreciation on futures and forward contracts	(97,866)

Net loss on investments	(72,724)

Net decrease in net assets from operations	$(83,046)

STATEMENT OF CHANGE IN NET ASSET VALUE
MARCH 2014
Net assets, beginning of period	$1,463,751

Net decrease in net assets from operations	(83,046)

Capital share transactions
Issuance of shares	0
Redemption of shares	(87,844)

Net decrease in net assets from capital share transactions	(87,844)

Net decrease in net assets	(170,890)

Net assets, end of period	$1,292,860
NAV Per Unit, end of period	$958.39

SUPERFUND GOLD, L.P. – SERIES B-2

MARCH 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended March 31, 2014)

STATEMENT OF INCOME
MARCH 2014
Investment income, interest	$32

Expenses
Management fee	5,326
Ongoing offering expenses	-
Operating expenses	1,775
Other expenses	473
Incentive fee	-
Brokerage commissions	10,307
Total expenses	17,881

Net investment loss	(17,849)

Realized and unrealized gain on investments
Net realized gain on futures and forward contracts	55,004
Net change in unrealized depreciation on futures and forward contracts	(214,105)

Net loss on investments	(159,100)

Net decrease in net assets from operations	$(176,949)

STATEMENT OF CHANGE IN NET ASSET VALUE
MARCH 2014
Net assets, beginning of period	$3,016,445

Net decrease in net assets from operations	(176,949)

Capital share transactions
Issuance of shares	0
Redemption of shares	(6,320)

Net decrease in net assets from capital share transactions	(6,320)

Net decrease in net assets	(183,269)

Net assets, end of period	$2,833,176

NAV Per Unit, end of period	$1,050.48

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.